Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and related Prospectuses:

(1)	Registration Statement (Form F-3 No. 333-198371) and related Prospectus of Ardmore Shipping Corporation, and

(2)	Registration Statement (Form F-3 No. 333-203205) and related Prospectus of Ardmore Shipping Corporation for the registration of 5,000,000 shares of its common stock relating to its Dividend Reinvestment Plan;

of our report dated March 27, 2015, with respect to the consolidated financial statements of Ardmore Shipping Corporation included in this Annual Report (Form 20-F/A) for the year ended December 31, 2014.

/s/ Ernst & Young

Dublin, Ireland

April 17, 2015